EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Hasbro Announces Executive Leadership Team Appointments

Toy & Entertainment Industry Veteran Tim Kilpin Appointed
Hasbro President, Toy, Licensing & Entertainment
Gina Goetter to Succeed Deborah M. Thomas, Assuming Role of Hasbro Chief Financial Officer
PAWTUCKET, R.I. – April 12, 2023 – a global branded entertainment leader, today announced two senior appointments to the Company’s Executive Leadership Team. Tim Kilpin will join as President, Toy, Licensing & Entertainment, effective April 24, 2023, and Gina Goetter will join as Chief Financial Officer, effective May 18, 2023, following the Company’s Annual Meeting of Shareholders.
Tim Kilpin brings extensive experience in the consumer products industry and is uniquely positioned to oversee Hasbro’s iconic, multi-billion-dollar Toy business, which boasts some of the world’s leading IP and beloved brands. Tim joins Hasbro from PlayMonster Group LLC where he most recently served as Executive Chairman since January 2023 and as CEO from January 2022. In addition to his leadership experience at PlayMonster, his background includes serving as leader of Activision Blizzard’s Consumer Products business, Chief Commercial Officer for Mattel, Inc., and as Executive Vice-President, Franchise Management at The Walt Disney Company, where he oversaw the creation and development of global cross-category franchise plans for Disney’s stable of content and characters. In his new role, Tim will report to CEO Chris Cocks and will oversee Hasbro’s Consumer Products Group, with a focus on optimizing the value, relevance, and performance of the Company’s strategic franchise brands and IP.
Gina Goetter brings over 25 years of experience across finance and accounting, with a demonstrated track record in driving strong financial and operational results. She joins Hasbro from Harley-Davidson, where she has served as Chief Financial Officer since 2020, responsible for all aspects of Finance, Accounting, Treasury, Tax, Investor Relations, and Mergers & Acquisitions. Prior to her time at Harley-Davidson, Gina was Senior Vice President of Finance for Tyson Foods’ Prepared Foods Segment, and also spent 21 years at General Mills in a number of increasingly senior Finance roles. In her role at Hasbro, Gina will serve as strategic partner to Chris Cocks, working alongside him and other senior leaders in executing the Company’s Blueprint 2.0, which includes a focus on fewer, bigger brands; gaming; digital; and the Company’s rapidly growing direct to consumer and licensing business, as well as delivering the Company’s Operational Excellence program and associated cost savings. She will also oversee Hasbro’s global business operations as part of her role. Gina’s appointment follows the previously announced retirement of Deborah Thomas, Chief Financial Officer, who will remain at the Company in an advisory role throughout the remainder of the year to ensure a smooth transition.
“We are excited to welcome Tim and Gina to Hasbro,” said Chris Cocks, Hasbro’s Chief Executive Officer. “I am confident that their skills and qualifications will complement Hasbro’s existing leadership team as we execute against our Blueprint 2.0 strategy, which is focused on bringing our brands to life for consumers of all ages, maximizing the value of our IP, and creating long-term shareholder value.”
“Over the course of her impressive 25 years at Hasbro, Deb has been a key player in our journey to grow Hasbro into the global leader it is today,” said Rich Stoddart, Hasbro’s Chair of the Board. “In addition to having played a major role in Hasbro’s expansion in markets around the world, Deb has been a critical advisor to Hasbro’s Board of Directors over the past two decades and a mentor and friend to legions of Hasbro employees. Deb is a tremendous leader and deeply respected colleague, and she will forever be a part of the Hasbro family. I speak for the entire Hasbro team in wishing her and her family the very best in retirement.”

About Hasbro
Hasbro is a global branded entertainment leader whose mission is to entertain and connect generations of fans through the wonder of storytelling and exhilaration of play. Hasbro delivers engaging brand experiences for global audiences through gaming, consumer products and entertainment, with a portfolio of iconic brands including MAGIC: THE GATHERING, DUNGEONS & DRAGONS, Hasbro Gaming, NERF, TRANSFORMERS, PLAY-DOH and PEPPA PIG, as well as premier partner brands.
Hasbro is guided by our Purpose to create joy and community for all people around the world, one game, one toy, one story at a time. For more than a decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media, one of the World’s Most Ethical Companies by Ethisphere Institute and one of the 50 Most Community-Minded Companies in the U.S. by the Civic 50. For more information, visit https://corporate.hasbro.com.
© 2023 Hasbro, Inc. All Rights Reserved.
Hasbro Forward-Looking Statements
Certain statements in this press release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Among other things, these forward-looking statements include statements related to our leadership appointments, and statements concerning anticipated future growth, plans, events and expectations that are not historical facts. Hasbro’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include those risks detailed from time to time in Hasbro’s filings with the U.S. Securities and Exchange Commission. The statements contained herein are based on Hasbro’s current beliefs and expectations and speak only as of the date of this press release. Except as may be required by law, Hasbro does not undertake any obligation to make any revisions to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release. You should not place undue reliance on forward-looking statements.

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Investors: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com
Media: Abby Hodes | Hasbro, Inc. | (646) 734-6426 | abby.hodes@hasbro.com